Exhibit 99.1

May 14, 2024

Atlanta Braves Holdings, Inc. to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”) (Nasdaq: BATRA, BATRK) will be holding its virtual Annual Meeting of Stockholders on Monday, June 10, 2024 at 8:30 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/ABH2024. The record date for the meeting is 5:00 p.m., New York City time, on April 16, 2024. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Atlanta Braves Holdings meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

In addition, access to the meeting will be available on the Atlanta Braves Holdings website. All interested persons should visit https://www.bravesholdings.com/investors/news-events/ir-calendar to access the webcast. An archive of the webcast will also be available on this website after appropriate filings have been made with the SEC.

About Atlanta Braves Holdings, Inc.

Atlanta Braves Holdings, Inc. (NASDAQ: BATRA, BATRK) consists of 100% of the ownership and voting interest in Braves Holdings, LLC, which is the owner and operator of the Atlanta Braves Major League Baseball Club and the mixed-use real estate development, The Battery Atlanta, and is the operator of the Atlanta Braves Major League Baseball Club’s stadium, Truist Park.

Atlanta Braves Holdings, Inc.
Shane Kleinstein, 720-875-5432

Source: Atlanta Braves Holdings, Inc.